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                                                                    Exhibit 99.3

                      PLANET POLYMER THIRD QUARTER RESULTS

         San Diego, November 19, 2003-Planet Polymer Technologies, Inc. (OTC BB:
POLY.OB) a San Diego advanced materials company, reported revenues for the quarter ending September 30, 2003 of $8,534 and a loss of $35,259 compared to $63,879 and a loss of $182,166 in 2002. The third quarter loss per share was ($.01) compared to a loss of ($.02) in 2002. Year to date revenues were $174,874 compared to $141,648 in 2002 and earnings were $145,943 or $.02/share compared to a loss last year of $549,427 ($.06/share).

         The focus of the Company's limited activities will be to help Agway or their successor(s) fully commercialize their agrotechnology businesses and to help Ryer successfully penetrate the metal injection molding market. There will be little, if any, marketing or new development work.

         Planet Polymer Technologies, Inc. is an advanced materials company that develops and licenses unique water-soluble polymer and biodegradable materials with broad applications in the fields of agriculture and industrial manufacturing.


         Except for the historical information contained herein, this news release contains forward-looking statements which involve risks and uncertainties, including the risk that actual results could differ materially from the results that may be indicated by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the development and market acceptance of new products and technologies, and market conditions as well as other risks detailed from time to time in Planet Polymer's SEC reports, including the report on Form 10-KSB for the year ended December 31, 2002.


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